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                                                                     Exhibit 8.1

                   [Letterhead of Nishith Desai Associates]

January 17, 2001

Silverline Technologies Limited
Unit 121, SDF IV, SEEPZ
Andheri (East)
Mumbai 400 096
India

Ladies and Gentlemen:

Re: Silverline Technologies Limited - registration statement on Form F-4

We have acted as your Indian legal counsel in connection with the registration, under the United States Securities Act of 1933, as amended, of 15,274,168 equity shares of par value Rs. 10 per share (the "Shares") of Silverline Technologies Limited, a company with limited liability incorporated in India (the "Company") under the Companies Act, 1956 (1 of 1956) of India. Each of the Shares being so registered is represented by one half of an American Depositary Share of the Company.

This opinion is strictly limited to matters of Indian Law. We have examined the Company's Registration Statement on Form F-4 (the "Form F4") filed by you with the United States' Securities and Exchange Commission on or about January 17, 2001 for the purpose of registering the Shares. As a result of the merger of Silverline Acquisition Corp., U.S., with SeraNova Inc., U.S. (the "Merger"), the stockholders of SeraNova Inc. will receive 0.35 of an American Depositary Share of the Company for each share held by them in SeraNova Inc., more particularly described in the Form F4. As your counsel, we have also examined under Indian law, the tax implications of the said Merger.

We hereby confirm to you that the statements set forth under the captions "Material Indian Income Tax Consequences" and "Indian Taxation" included in the Form F4, subject to the assumptions and limitations set forth therein, constitute our opinion with respect to the Indian income tax consequences of the Merger, acquisition, ownership and disposition of the Shares and the American Depositary Shares representing such Shares.

We consent to the reference to our firm under the captions "Material Indian Income Tax Consequences" and "Indian Taxation," included as a part of the Form F4 and to the use of this opinion as an exhibit to the Form F4.

This opinion is rendered by us to the Company as its Indian counsel in relation to matters governed by Indian law and is rendered solely in connection with the Form F4 and is valid only as of the date hereof. This opinion cannot be enforced in any court which is not within the jurisdiction of India.

Yours truly,

/s/ Nishith Desai Associates

Nishith Desai Associates


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Nishith Desai Associates
January 10, 2001



Registration Statement and to the use of this opinion as an exhibit to the Registration Statement.

This opinion is rendered by us to the Company as its Indian counsel in relation to matters governed by Indian law and is rendered solely in connection with the Registration Statement and is valid only as of the date hereof. This opinion cannot be enforced in any court which is not within the jurisdiction of India.


Sincerely yours,

/s/ Deanne D'Souza-Monie

Nishith Desal Associates